Exhibit 4(a)

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Comtech Telecommunications Corp. (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.10 per share (“common stock”).

DESCRIPTION OF COMMON STOCK

The following description of our common stock is intended as a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (which we refer to as our “charter”), our Third Amended and Restated By-Laws (the “Bylaws”), and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Each of the charter and the Bylaws are included as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the charter and the Bylaws.

General

Our charter authorizes 100,000,000 shares of common stock and 2,000,000 shares of preferred stock, $0.10 per value per share.

Common Stock

Common Stock Outstanding. As of July 31, 2020, we had 24,891,122 shares of our common stock outstanding.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of stockholders.

Dividend Rights. Holders of our common stock are entitled to receive, as and when declared by our board of directors (the “Board”), dividends payable either in cash or in property, including securities, out of assets of the Company that are legally available therefor.

Rights upon Liquidation. Holders of common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of the Company, in all remaining assets available for distribution to stockholders after payment of or provision for the Company’s liabilities and the liquidation preference of any of our outstanding preferred stock.

Preemptive Rights. Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

Preferred Stock. As of July 31, 2020, no shares of the Company’s preferred stock were issued and outstanding. The Company has designated 200,000 shares of our preferred stock as Series A Junior Participating Cumulative Preferred Stock, none of which are outstanding.

Blank Check Preferred Stock. Under our restated certificate of incorporation, our board of directors has the authority, without stockholder approval, to designate one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, restrictions and limitations of any such series, including the number of shares constituting any such series and the designation of such series, dividend rights, voting rights, the rights and terms of conversion, the rights and terms of redemption, the terms of any sinking fund, retirement fund or purchase fund to be provided with such series and liquidation preferences. Acting under this authority, our board of directors could designate and issue a series of preferred stock with preferences, rights, privileges, qualifications, restrictions or limitations, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized, but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of the Company without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Our Board

Our Board is divided into three classes, with each class holding office for staggered three-year terms. The classification of directors may have the effect of making it more difficult for our stockholders to change the composition of the Board in a relatively short period of time. In addition, the classified board provision could have the effect of discouraging a third party from attempting to gain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, the classified board provision, if effective, could delay, defer or prevent a change in control of the Company.

Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, this statute provides that, except in certain limited circumstances, a corporation shall not engage in any “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, for purposes of Section 203 of the DGCL, an “interested stockholder” is a person who, together with affiliates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of the Company.

Liability of Directors and Officers

As permitted by Delaware law, our charter contains a provision that eliminates the personal liability of the directors to Company and its stockholders for monetary damages for breaches of fiduciary duties as directors, except that such provision does not apply to any breach that involves:

•a breach of a director’s duty of loyalty to the Company;

•any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•a transaction from which the director derives an improper personal benefit; or

•the payment of dividends or the approval of stock repurchases or redemptions that are unlawful under the DGCL.

The Bylaws provide that the Company shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was one of the Company’s directors, officers or employees, or is or was serving at the Company’s request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was illegal, and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by the Company or in its name to procure a judgment in its favor by reason of the fact that he or she is or was one of the Company’s directors, officers or employees, or is or was serving at the Company’s request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the federal securities laws, and is, therefore, unenforceable.